EXHIBIT NO. 99.3
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                      BIG FLOWER PRICES OFFERS TO PURCHASE
                        10 3/4% SENIOR SUBORDINATED NOTES

         New York City (July 9, 1997) --Big Flower Press Holdings, Inc. (NYSE:BGF), a leading advertising and marketing services company, today announced that it has determined the price on its previously announced offers to purchase its outstanding 10 3/4% Senior Subordinated Notes due 2003, issued pursuant to an Indenture dated as of August 1, 1993 (the "1993 Notes"), and its outstanding 10 3/4% Senior Subordinated Notes due 2003, issued pursuant to an Indenture dated as of April 15, 1994 (the "1994 Notes" and, together with the 1993 Notes, the "Notes"), pursuant to the Offers to Purchase and Consent Solicitations Statement dated June 24, 1997.

         The Total Consideration for each $1,000 principal amount of Notes tendered shall be $1,081.09, based on an assumed payment date of July 24, 1997 (plus accrued and unpaid interest to, but not including, such payment date). The price is equal to the present value on the payment date of $1,040.31 per Note (the amount payable on August 1, 1998, which is the first date on which the Notes are redeemable (the "Earliest Redemption Date")) and all future interest payments payable up to the Earliest Redemption Date, determined based on a yield to such redemption date of 6.31 % which is equal to the yield on the 6.25% U.S. Treasury Note due July 31, 1998, based on the bid price for such security as of 2:00 p.m. New York City time on July 9, 1997 (the "Price Determination Date"), which was 5.66 %, plus 65 basis points.

         The Total Consideration includes the Tender Offer Consideration of $1,051.09 for each $1,000 principal amount of Notes validly tendered by 5:00 p.m., New York City time, on the Expiration Date (as defined below), plus a consent payment of $30.00 per $1,000 principal amount of Notes for which a valid consent to the proposed amendments is received by 5:00 p.m., New York City time, on the Expiration Date. Holders who tender their Notes are obligated to deliver the related consents.


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         The tender offer expires at 5:00 p.m., New York City time, on July 23,
1997 unless extended (the "Expiration Date"). In the event the tender offer is extended for any period longer than ten business days from the previously scheduled Expiration Date, a new Price Determination Date will be established, which will be the tenth business day immediately preceding the Expiration Date as so extended. The tender offer is subject to the satisfaction of certain conditions, including the valid tender of at least a majority in aggregate principal amount of the outstanding Notes of each series.

         Requests for information or documents should be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll free) (the Information Agent), or BT Securities Corporation at (800) 553-2826 (toll free), Credit Suisse First Boston at (800) 820-1653 (toll free) or Goldman, Sachs & Co. at (800) 828-3182 (toll free) (the Dealer Managers).

         Big Flower is a leading advertising and marketing services company with expertise in advertising insert programs, circulation-building newspaper products, outsourced digital premedia and content management services, specialized direct mail products, commercial games and fragrance samplers. Its 1996 annualized revenues were approximately $1.4 billion.

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For more information, contact:      Nancy Murray
                                    Big Flower Press
                                    212.521.1606


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